Exhibit 99.1

GAP INC. REPORTS FOURTH QUARTER AND FULL YEAR EARNINGS

Company Delivers Nearly $1 Billion of Free Cash Flow and Earnings Per Share of $1.24

SAN FRANCISCO – February 23, 2006 – Gap Inc. (NYSE:GPS) today announced net earnings for the fourth quarter of $337 million, or $0.39 per share on a diluted basis, compared to $378 million, or $0.40 per share for the same period last year. Fiscal year 2005 earnings per share were $1.24, up from $1.21 for fiscal year 2004.

“Despite challenges in 2005, we delivered on our growth initiatives, and our strong cash flow enabled us to significantly increase our dividend and repurchase shares,” said Gap Inc. CEO and President Paul Pressler. “In 2006, we are aggressively taking actions to improve product and win back our customers.”

Fourth Quarter Results

Net sales of $4.8 billion for the fourth quarter ended January 28, 2006, decreased 2 percent compared to $4.9 billion for the same period last year. Comparable store sales decreased 6 percent, compared with a decrease of 3 percent for the same period last year.

Fiscal Year 2005 Results

Net sales of $16.0 billion for the 52 weeks ended January 28, 2006, decreased 2 percent, compared to $16.3 billion for the same period last year. The company’s comparable store sales for the year decreased 5 percent, compared with flat comparable store sales last year.

The following table contains divisional comparable store sales and net sales results for the fourth quarter and fiscal year 2005 over the same periods last year.

	Fourth Quarter Comparable Store Sales		Fourth Quarter Net Sales		Fiscal Year Comparable Store Sales		Fiscal Year Net Sales
	2005	2004	2005	2004	2005	2004	2005	2004
Gap North America	-7%	-1%	$1.7 billion	$1.7 billion	-5%	+1%	$5.4 billion	$5.7 billion
Banana Republic North America	-5%	-1%	$707 million	$700 million	-5%	+6%	$2.3 billion	$2.3 billion
Old Navy North America	-6%	-4%	$2.0 billion	$2.0 billion	-6%	Flat	$6.8 billion	$6.8 billion
International	Flat	-7%	$439 million	$459 million	-3%	-8%	$1.5 billion	$1.5 billion

Additional Results and 2006 Outlook

Earnings

The company’s fiscal year 2005 earnings per share of $1.24 includes a $0.03 net benefit from a combination of four factors: (1) a $0.04 benefit from the company’s decision to occupy its leased office space in the Mission Bay area of San Francisco; (2) a $0.01 benefit from a non-recurring final adjustment to lease accounting; and (3) a benefit of $0.01 from a lower effective tax rate driven primarily by a non-recurring tax benefit realized in the fourth quarter. (4) These benefits were partially offset by $0.03 of amortization related to lease rights for stores in France.

Due to the uncertainty regarding the timing of its turnaround, the fact that month-to-date traffic is down 13 percent in February, and the company’s expectation that total comparable store sales will remain negative in the first half of fiscal year 2006 and turn modestly positive in the second half of fiscal year 2006, the company is guiding to a modest fiscal year 2006 earnings per share of $1.23 to $1.27. This outlook includes expenses related to the adoption of Statement of Financial Accounting Standards No. (SFAS) 123R, “Share-Based Payment” in fiscal year 2006, which the company estimates to be about $45 million of pre-tax expense, or approximately $0.03 per share in 2006.

Cash and Debt

After repurchasing 98.5 million shares for $2 billion during the year, the company ended the fourth quarter with $3.0 billion in cash and short-term investments. Fiscal year 2005 free cash flow, defined as net cash provided by operating activities less purchase of property and equipment, was an inflow of $951 million. The company expects to generate at least $900 million in free cash flow for fiscal year 2006. Please see the reconciliation of free cash flow, a non-GAAP financial measure, to a GAAP financial measure in the table at the end of this release.

Share Repurchases and Dividend

In a separate release today, the company announced that its Board of Directors has authorized an additional $500 million for its share repurchase program, effective immediately. The company expects to repurchase $250 million of this authorization within the first half of fiscal year 2006. Since 2004, the company has completed $3 billion of share repurchases for about 146 million shares.

The company and its Board of Directors intend to significantly increase the annual dividend per share from $0.18 in fiscal year 2005 to $0.32 for fiscal year 2006. The dividend is expected to be paid quarterly in late April, July, October and January.

Margins

Product promotions and markdowns contributed to a 260 basis point decline in gross margin for fiscal year 2005 compared with fiscal year 2004. Gross margin for fiscal year 2005 was 36.6 percent. Operating margin for fiscal year 2005 was 10.9 percent. Operating margin for fiscal year 2006 is expected to be 10.0 to 10.5 percent.

Inventory

The company reported that year over year inventory per square foot decreased 11 percent at the end of the fourth quarter. The company expects the percent decrease in inventory per square foot at the end of the first quarter of 2006 to be down in the low single digits, versus a 5 percent increase last year. The percent decrease in inventory per square foot at the end of the second quarter of 2006 is expected to be down in the low single digits versus a 3 percent decrease for the same period last year.

Interest Expense

Fiscal year 2005 gross interest expense was $45 million. The company expects fiscal year 2006 gross interest expense to be about $40 million.

Depreciation and Amortization

Fiscal year 2005 depreciation and amortization expense was $625 million. The company expects depreciation and amortization expense for fiscal year 2006 to be about $535 million.

Capital Expenditures and Effective Tax Rate

Fiscal year 2005 capital spending was $600 million. The company expects capital spending to be about $675 million in 2006 and the effective tax rate to be about 39 percent for 2006.

Real Estate

During the fourth quarter of fiscal year 2005, the company opened 18 store locations and closed 82. During fiscal year 2005, the company opened 198 store locations and closed 139. Net square footage at the end of the fourth quarter 2005 and the full fiscal year was up 3% compared with last year. For fiscal year 2006, the company expects to open about 175 store locations, weighted toward Old Navy brand, and close about 135 store locations, weighted toward Gap brand. Square footage is expected to increase between 1 and 2 percent for fiscal year 2006.

The following tables contain divisional fourth quarter store openings and closings, and square footage.

	January 28, 2006
	Beginning Q4 Store Locations	Store Locations Opened	Store Locations Closed	Net Store Locations End of Q4	Sq. Ft. (millions)
Gap North America	1,402	4	71	1,335	12.6
Banana Republic North America	495	3	4	494	4.2
Old Navy North America	958	8	7	959	18.4
International	257	3	—	260	2.5
Forth & Towne	5	—	—	5	0.1

Total	3,117	18	82	3,053	37.8

	January 29, 2005
	Beginning Q4 Store Locations	Store Locations Opened	Store Locations Closed	Net Store Locations End of Q4	Sq. Ft. (millions)
Gap North America	1,458	11	73	1,396	13.0
Banana Republic North America	459	5	2	462	3.9
Old Navy North America	887	11	9	889	17.3
International	247	1	1	247	2.4

Total	3,051	28	85	2,994	36.6

Webcast and Conference Call Information

Sabrina Simmons, Senior Vice President, Treasury and Investor Relations, will host a summary of Gap Inc.’s fourth quarter and fiscal year 2005 results in a live conference call and real-time webcast at approximately 5 p.m. Eastern time today. Ms. Simmons will be joined by Paul Pressler, Gap Inc. President and Chief Executive Officer, Byron Pollitt, Executive Vice President and Chief Financial Officer, Cynthia Harriss, President, Gap Brand, and Jenny Ming, President Old Navy, to discuss details on the business.

To access the conference call, please dial (800) 374-0168 or (706) 634-0994 for international callers. The webcast is located on the Conference Calls & Webcasts page in the Financials & Media section of www.gapinc.com. Replay of this event will be made available on (800) GAP-NEWS for four weeks after this announcement and archived on www.gapinc.com.

February Sales

The company will report February sales on March 2, 2006.

Forward-Looking Statements

This press release and related conference call and webcast contain unaudited financial information for the fiscal year and fourth quarter of 2005 and forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding: (i) earnings per share for fiscal year 2006; (ii) incremental stock option expense for fiscal year 2006; (iii) comparable store sales for fiscal year 2006; (iv) free cash flow for fiscal year 2006; (v) share repurchases in the first half of fiscal year 2006; (vi) dividend amounts and timing in fiscal year 2006; (vii) operating margin for fiscal year 2006; (viii) year over year change in inventory per square foot at the end of the first and second quarters of fiscal year 2006; (ix) gross interest expense for fiscal year 2006; (x) depreciation and amortization for fiscal year 2006; (xi) capital expenditures for fiscal year 2006; (xii) effective tax rate for fiscal year 2006; (xiii) store openings and closings, and weightings by brand, for fiscal year 2006; (xiv) real estate square footage for fiscal year 2006; and (xv) real estate expansion, international expansion, brand extensions and creating new brands.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following: the risk that adjustments to the company’s unaudited financial statements may be identified through the course of the company’s independent registered public accounting firm completing its integrated audit of the company’s financial statements and financial controls; the risk that subsequent events may occur that require adjustments to the company’s unaudited financial statements; the risk that the adoption of new accounting pronouncements will impact future results such as the impact of the adoption of SFAS 123R in fiscal 2006 on the effective tax rate; the risk that the company will be unsuccessful in gauging fashion trends and changing consumer preferences; the highly competitive nature of the company’s business in the U.S. and internationally and its dependence on consumer spending patterns, which are influenced by numerous other factors; the risk that comparable store sales and margins will experience fluctuations; the risk that the company will be unsuccessful in implementing its strategic and operating initiatives; the risk that adverse changes in the company’s credit ratings may have a negative impact on its financing costs and structure in future periods; the risk that trade matters, events causing disruptions in product shipments from China and other foreign countries, or IT systems changes may disrupt the company’s supply chain or operations; and the risk that the company will not be successful in defending various proceedings, lawsuits, disputes, claims, and audits; any of which could impact net sales, costs and expenses, and/or planned strategies. Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2005. Readers should also consult the company’s Quarterly Report on Form 10-Q for the quarter ended October 29, 2005.

Future economic and industry trends that could potentially impact net sales and profitability are difficult to predict. These forward-looking statements are based on information as of February 23, 2006 and the company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Gap Inc. Copyright Information

All recordings made on 800-GAP-NEWS have been recorded on behalf of Gap Inc. and consist of copyrighted material. They may not be re-recorded, reproduced, retransmitted or rebroadcast without Gap Inc.’s express written permission. Your participation represents your consent to these terms and conditions, which are governed under California law.

Investor Relations:	Media Relations:
Mark Webb	Kris Marubio
415-427-2161	415-427-1798

Gap Inc.

UNAUDITED

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)	January 28, 2006	January 29, 2005
ASSETS
Current Assets
Cash and equivalents	$2,035	$2,245
Short-term investments	952	817
Restricted cash	55	1,015
Merchandise inventory	1,696	1,814
Other current assets	501	413

Total Current Assets	5,239	6,304
Property and equipment, net	3,246	3,376
Other assets	336	368

Total Assets	$8,821	$10,048

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$1,132	$1,240
Accrued expenses and other current liabilities	725	924
Income taxes payable	85	78

Total Current Liabilities	1,942	2,242
Long-Term Liabilities
Long-term debt	513	513
Senior convertible notes	—	1,373
Lease incentives and other liabilities	941	984

Total Long-Term Liabilities	1,454	2,870
Total Shareholders’ Equity	5,425	4,936

Total Liabilities and Shareholders’ Equity	$8,821	$10,048

Gap Inc.

UNAUDITED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Thirteen Weeks Ended		Fifty-two Weeks Ended
(in millions except per share amounts, shares in thousands)	January 28, 2006	January 29, 2005	January 28, 2006	January 29, 2005
Net sales	$4,821	$4,898	$16,023	$16,267

Cost of goods sold and occupancy expenses	3,180	3,095	10,154	9,886

Gross profit	1,641	1,803	5,869	6,381
Operating expenses	1,131	1,183	4,124	4,296
Loss on early retirement of debt	—	—	—	105
Interest expense	6	33	45	167
Interest income	(26)	(19)	(93)	(59)

Earnings before income taxes	530	606	1,793	1,872
Income taxes	193	228	680	722

Net earnings	$337	$378	$1,113	$1,150

Weighted-average number of shares - basic	864,407	871,324	881,058	893,357
Weighted-average number of shares - diluted	870,470	967,957	902,306	991,122

Earnings per share - basic	$0.39	$0.43	$1.26	$1.29
Earnings per share - diluted	0.39	0.40	1.24	1.21

Number of store locations open at end of period			3,053	2,994
Total square footage at end of period			37,765,229	36,590,929

Gap Inc.

UNAUDITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)	Fifty-two Weeks Ended January 28, 2006	Fifty-two Weeks Ended January 29, 2005
Cash Flows from Operating Activities:
Net earnings	$1,113	$1,150
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization (a)	625	615
Other non-cash reconciling adjustments	(28)	57
Deferred income taxes	(46)	(80)
Changes in operating assets and liabilities:
Merchandise inventory	114	(90)
Other assets	(104)	(18)
Accounts payable	(102)	39
Accrued expenses and other liabilities	(121)	(23)
Income taxes payable, net	(19)	(112)
Lease incentives and other liabilities	119	59

Net cash provided by operating activities	1,551	1,597

Cash Flows from Investing Activities:
Purchase of property and equipment	(600)	(419)
Proceeds from sale of property and equipment	27	—
Purchase of short-term investments	(1,768)	(1,813)
Maturities of short-term investments	1,645	2,072
Purchase of long-term investments	(100)	—
Maturities of long-term investments	100	—
Restricted cash (b)	959	337
Net decrease in other assets	23	6

Net cash provided by investing activities	286	183

Cash Flows from Financing Activities:
Payments of long-term debt (c)	—	(871)
Issuance of common stock (c)	110	130
Purchase of treasury stock, net of reissuances	(1,971)	(976)
Cash dividends paid	(179)	(79)

Net cash used for financing activities	(2,040)	(1,796)

Effect of exchange rate fluctuations on cash	(7)	—

Net decrease in cash and equivalents	(210)	(16)
Cash and equivalents at beginning of year	2,245	2,261

Cash and equivalents at end of period	$2,035	$2,245

(a)	Depreciation and amortization includes the amortization of lease incentives.

(b)	Represents cash that has been restricted to back our letter of credit agreements and certain other obligations.

(c)	Does not include the non-cash conversion of our senior convertible debt of $1.3 billion to 85,143,950 shares of common stock in March 2005.

Gap Inc.

UNAUDITED

SEC REGULATION G

RECONCILIATION OF FREE CASH FLOW TO A GAAP FINANCIAL MEASURE

(In millions)	Fifty-two Weeks Ended January 28, 2006
Net cash provided by operating activities	$1,551
Net cash provided by investing activities	286
Net cash used for financing activities	(2,040)
Effect of exchange rate fluctuations on cash	(7)

Net decrease in cash and equivalents	$(210)

Net cash provided by operating activities	$1,551
Less: Purchase of property and equipment	(600)

Free Cash Flow (a)	$951

(In millions)	Fifty-two Weeks Ended January 29, 2005
Net cash provided by operating activities	$1,597
Net cash provided by investing activities	183
Net cash used for financing activities	(1,796)

Net decrease in cash and equivalents	$(16)

Net cash provided by operating activities	$1,597
Less: Purchase of property and equipment	(419)

Free Cash Flow (a)	$1,178

RECONCILIATION OF GAP INC.'S EXPECTATION OF AT LEAST $900 MILLION IN FREE CASH FLOW FOR FISCAL YEAR 2006 TO A GAAP FINANCIAL MEASURE

(In millions)	Fifty-three Weeks Ending February 3, 2007
Minimum net cash provided by operating activities	$1,575
Less: Estimated purchase of property and equipment	(675)

Free Cash Flow (a)	$900

(a)	Free cash flow is a non-GAAP measure. We believe free cash flow is an important metric, as it represents a measure of how much cash a company has available after the deduction of capital expenditures, as companies require regular capital expenditures to build and maintain stores and purchase new equipment to keep the business growing. We use this metric internally, as we believe our sustained ability to increase free cash flow is an important driver of value creation.